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                                                                    Exhibit 99.1
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                          SUBSIDIARY CHAIN OF OWNERSHIP

The shares of Tibco Software Inc. beneficially owned by Reuters Group PLC are held in the name of Reuters Nederland B.V. Reuters Nederland B.V. is wholly-owned through the following chain of ownership, all of which entities are wholly-owned subsidiaries of Reuters Group PLC:

Reuters Group PLC
Reuters Investments Limited
Reuters Holdings Limited
Reuters Limited
Reuters Group Overseas Holdings Limited
Reuters Overseas Holdings BV
Reuters International Holdings Sarl
Reuters Nederland B.V.


SEC 1745 (3-98)
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